Exhibit 10.1

STEPAN COMPANY

KEY EXECUTIVE SEVERANCE BENEFIT PLAN

1. Introduction. This Stepan Company Key Executive Severance Benefit Plan (the “Plan”) is established by Stepan Company (the “Company”) on November 26, 2025 (the “Effective Date”) to provide severance benefits to selected employees of the Company. This document shall also constitute the Summary Plan Description for the Plan.

2. Definitions. For purposes of the Plan, the following terms are defined as follows:

(a) “Base Salary” means the Participant’s monthly base salary in effect immediately prior to the date of the Qualifying Termination, ignoring any reduction in base salary that forms the basis for Constructive Termination.

(b) “Bonus” means the Participant’s target annual cash incentive compensation award for the year in which the Qualifying Termination occurs, as of immediately prior to the Qualifying Termination, ignoring the effect of any reduction in base salary that forms the basis for Constructive Termination, divided by 12.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” has the meaning set forth in the Company’s 2022 Equity Incentive Compensation Plan (As Amended and Restated Effective April 29, 2025).

(e) “Change in Control” has the meaning set forth in the Company’s 2022 Equity Incentive Compensation Plan (As Amended and Restated Effective April 29, 2025).

(f) “Change in Control Termination” means (i) an Involuntary Termination Without Cause, or (ii) a Constructive Termination, in either case that occurs on or within twenty-four (24) months after a Change in Control.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Constructive Termination” means the Participant’s resignation from all positions the Participant then holds with the Company, resulting in a Separation from Service, because one of the following events or actions is undertaken without the Participant’s written consent: (i) a material diminution in the Participant’s duties, responsibilities or authority, as in effect as of immediately prior to a Change in Control (which, in the case of the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Human Resources Officer and Chief Technology Officer would include a failure to remain as the primary executive, financial, legal, human resources, or technology officer, respectively, of the resulting combined entity); (ii) a material reduction in the Participant’s annual base salary or target annual bonus opportunity as in effect as of immediately prior to a Change in Control; (iii) the relocation of the Participant’s principal place of employment more than fifty (50) miles from its location as of immediately prior to a Change in Control; or (iv) the successor entity or surviving corporation in the Change in Control refuses to materially assume and comply with the terms of this Plan. An event or action will not give the Participant grounds for Constructive Termination unless (A) the Participant gives the Company written notice within thirty (30) days after the initial existence of the event or action that the Participant intends to resign in a Constructive Termination due to such event or action; (B) the event or action is not reasonably cured by the Company within sixty (60) days after the Company receives written notice from the Participant; and (C) the Participant’s Separation from Service occurs within thirty (30) days after the end of the cure period described in (B).

(i) “Effective Date” has the meaning given to such term in Section 1.

(j) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(k) “Involuntary Termination Without Cause” means a Participant’s involuntary termination of employment by the Company, resulting in a Separation from Service, for a reason other than death, disability or Cause.

(l) “Participant” means each individual who is employed by the Company and has received and returned a signed Participation Notice.

(m) “Participation Notice” means the latest notice delivered by the Company to a Participant informing such Participant that such Participant is eligible to participate in the Plan, in substantially the form attached hereto as Exhibit A.

(n) “Plan Administrator” means the Board or any committee of the Board duly authorized to administer the Plan. The Plan Administrator may be, but is not required to be, the Human Capital and Compensation Committee of the Board (the “Compensation Committee”). The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee to act as the Plan Administrator.

(o) “Qualifying Termination” means (i) an Involuntary Termination Without Cause that does not occur on or within twenty-four (24) months after a Change in Control, or (ii) a Change in Control Termination.

(p) “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect.

(q) “Separation from Service” means a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h), without regard to any alternative definition thereunder.

(r) “Severance Period” means the number of months of severance that the Participant is eligible to receive under this Plan, as set forth in Section 4(a) for the Tier designated on the Participant’s Participation Notice.

3. Eligibility for Benefits.

(a) Eligibility; Exceptions to Benefits. Subject to the terms of the Plan, the Company will provide the benefits described in Section 4 to the affected Participant. A Participant will not receive benefits under the Plan (or will receive reduced benefits under the Plan) in the following circumstances, as determined by the Plan Administrator, in its sole discretion:

(i) The Participant’s employment is terminated by either the Company or the Participant for any reason other than a Qualifying Termination.

(ii) The Participant has failed to comply with the terms of any restrictive covenant agreement with the Company.

(iii) The Participant has failed to execute and allow to become effective the Release (as defined and described below) within sixty (60) days following the Participant’s Separation from Service.

(iv) The Participant has failed to return all Company Property. For this purpose, “Company Property” means all paper and electronic Company documents (and all copies thereof) created and/or received by the Participant during the Participant’s period of employment with the Company and other Company materials and property that the Participant has in the Participant’s possession or control, including, without limitation, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, without limitation, leased vehicles, computers, computer equipment, software programs, facsimile machines, mobile telephones, servers), credit and calling cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof, in whole or in part). As a condition to receiving benefits under the Plan, a Participant must not make or retain copies, reproductions or summaries of any such Company documents, materials or property. However, a Participant is not required to return the Participant’s personal copies of documents evidencing the Participant’s hire, termination, compensation, benefits and equity incentive awards and any other documentation received as a stockholder of the Company.

(b) Relation to Other Agreements and/or Plans. This Plan, including the Participant’s signed Participation Notice, sets forth the Participant’s entire rights to receive severance on a Qualifying Termination. By accepting participation in this Plan, the Participant irrevocably waives the Participant’s rights to any severance benefits (including vesting acceleration) to which the Participant may be entitled pursuant to any offer letter, employment agreement, severance agreement, equity award agreement or any other similar agreement with the Company, or any other Company benefit plan, that is in effect on the date the Participant signs the Participation Notice, other than any acceleration of vesting benefits on a change in control transaction as provided under the Company’s 2022 Equity Incentive Compensation Plan (As Amended and Restated Effective April 29, 2025) (or any other equity incentive plan maintained by the Company) or agreements entered into pursuant to such plans.

(c) Termination of Benefits. A Participant’s right to receive benefits under the Plan will terminate immediately if, at any time prior to or during the period for which the Participant is receiving benefits under the Plan, the Participant, without the prior written approval of the Plan Administrator:

(i) willfully breaches a material provision of any restrictive covenant agreement with the Company (including in the Participation Notice), the Release (as defined in Section 5(a) below) or under applicable law; or

(ii) solicits any of the Company’s then current employees to leave the Company’s employ for any reason or interferes in any other manner with employment relationships at the time existing between the Company and its then current employees.

4. Payments and Benefits. Except as may otherwise be provided in the Participant’s Participation Notice, in the event of a Qualifying Termination, the Company will provide the payments and benefits described in this Section 4, subject to the terms of the Plan.

(a) Cash Severance. The Company will make a lump sum payment of “Cash Severance” to the Participant in an amount equal to (i) the sum of the Participant’s Base Salary plus the Participant’s Bonus multiplied by (ii) the number of months in the Severance Period, determined in accordance with the chart below and the Tier set forth in the Participant’s Participation Notice. The Cash Severance will be paid in a lump sum on the sixtieth (60) day after the date of the Participant’s Separation from Service. If, following a Participant’s Separation from Service, a Change in Control occurs that causes the Participant’s Separation from Service to be a Change in Control Termination, then any additional amounts owed to the Participant as a result of the Change in Control Termination will be paid in a single lump within twenty (20) days of the Change in Control but no earlier than the sixtieth (60) day following the Participant’s Separation from Service.

Tier	Severance Period – Involuntary Termination Without Cause	Severance Period – Change in Control Termination
1	18 months	36 months
2	12 months	24 months

(b) Health Insurance Premiums. If the Participant timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (together with any state law of similar effect, “COBRA”), the Company will pay a portion of the Participant’s COBRA premium payments in an amount equal to the difference between (i) the total amount the Company paid as a monthly premium for the Participant’s participation in such plan immediately prior to the Participant’s Qualifying Termination and (ii) the amount the Participant was required to pay as a monthly premium for participation in such plan immediately prior to such Qualifying Termination, or will provide coverage under the Company’s self-funded broad based health insurance plans, on behalf of the Participant, including coverage for the Participant’s eligible dependents, until the earliest of (i) the end of the number of months in the Participant’s Severance Period, (ii) the expiration of the Participant’s eligibility for the continuation coverage under COBRA, or (iii) the date when the Participant becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the date of the Qualifying Termination through the earliest of (i) through (iii), the “COBRA Payment Period”). However, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums or credit under the self-funded plan, the Company will instead pay the Participant, on the first day of each month of the remainder of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month (or, in the case of a self-funded plan, the monthly cost of such coverage), subject to tax withholdings and deductions. On the sixtieth (60) day following the Participant’s Separation from Service, the Company will make the first payment under this paragraph equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the Separation from Service through such sixtieth (60) day, with the balance of the payments paid thereafter on the original schedule. In all cases, if the Participant becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Payment Period, the Participant must immediately notify the Company of such event. For purposes of this paragraph, any applicable insurance premiums that are paid by the Company will not include any amounts payable by the Participant under a Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Participant.

5. Additional Requirements.

(a) Release. To be eligible to receive any benefits under the Plan, a Participant must sign a written release and waiver, to the fullest extent allowable under applicable law and in form reasonably acceptable to the Company, of all claims, demands, suits, actions, causes of action, damages and rights against the Company and its affiliates whatsoever which the Participant may have had, including, without limitation, claims related to the termination of the Participant’s employment, claims of discrimination, including on the basis of sex, race, age, national origin, religion, or handicapped status, and any and all claims, demands and causes of action for severance or other termination pay (the “Release”), and such Release must become effective in accordance with its terms, in each case within sixty (60) days following the Qualifying Termination (the “Release Date”). The Plan Administrator, in its sole discretion, may modify the form of the required Release to comply with applicable law, and any such Release may be incorporated into a termination agreement or other agreement with the Participant.

(b) Certain Reductions. The Plan Administrator will reduce a Participant’s benefits under the Plan by any other statutory severance obligations or severance obligations (including pay in lieu of notice) payable to the Participant by the Company (or any successor thereto) that are due in connection with the Participant’s Qualifying Termination and that are in the same form as the benefits provided under the Plan (e.g., salary or bonus replacement, health insurance coverage, equity award vesting credit) to the extent such reduction does not result in a failure to comply with Section 409A. Without limitation, this reduction includes a reduction for any benefits required pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act (the “WARN Act”), (ii) any Company policy or practice providing for the Participant to remain on the payroll for a limited period of time after being given notice of the termination of the Participant’s employment, and (iii) any required salary continuation, notice pay, statutory severance payment or other payments required by local law, as a result of the Qualifying Termination. The benefits provided under the Plan are intended to satisfy, to the greatest extent possible, and not to provide benefits duplicative of, any and all statutory and contractual obligations of the Company in respect of the form of benefits provided under the Plan that may arise out of a Qualifying Termination, and the Plan Administrator will so construe and implement the terms of the Plan. Reductions will be applied on a retroactive basis, with benefits previously provided being recharacterized as benefits pursuant to the Company’s statutory or other contractual obligations. The payments pursuant to the Plan are in addition to, and not in lieu of, any accrued but unpaid salary, bonuses or employee welfare benefits to which a Participant is entitled for the period ending with the Participant’s Qualifying Termination.

(c) Mitigation. Except as otherwise specifically provided in the Plan, a Participant will not be required to mitigate damages or the amount of any payment provided under the Plan by seeking other employment or otherwise, nor will the amount of any payment provided for under the Plan be reduced by any compensation earned by a Participant as a result of employment by another employer or any retirement benefits received by such Participant after the date of the Participant’s termination of employment with the Company.

(d) Indebtedness of Participants. If a Participant is indebted to the Company on the effective date of the Participant’s Qualifying Termination, the Company reserves the right to offset the payment of any benefits under the Plan by the amount of such indebtedness to the extent such offset does not result in a failure to comply with Section 409A. Such offset will be made in accordance with all applicable laws. The Participant’s execution of the Participation Notice constitutes knowing written consent to the foregoing.

(e) Parachute Payments. Except as otherwise expressly provided in an agreement between a Participant and the Company, if any payment or benefit the Participant would receive in connection with a Change in Control from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (B) the largest portion, up to and including the total, of the Payment, whichever amount ((A) or (B)), after taking into account all applicable federal, state, provincial, foreign and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of stock awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to the Participant. Within any such category of Payments (that is, (1), (2), (3) or (4)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Participant’s applicable type of stock award (i.e., earliest granted stock awards are cancelled last).

6. Tax Matters.

(a) Application of Section 409A. It is intended that all of the benefits provided under the Plan satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and the Plan will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, the Plan (and any definitions in the Plan) will be construed in a manner that complies with Section 409A and incorporates by reference all required definitions and payment terms. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), a Participant’s right to receive any installment payments under the Plan will be treated as a right to receive a series of separate payments and, accordingly, each installment payment under the Plan will at all times be considered a separate and distinct payment. Notwithstanding anything to the contrary in this Plan, if the Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Participant, and (ii) the date of the Participant’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 6 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under the Plan shall be paid or provided in accordance with the normal payment dates specified for them herein. In no event, however, shall this section or any other provisions of this Plan be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, this Plan, and the Company shall have no responsibility for tax consequences to the Participant (or the Participant’s beneficiary) resulting from the terms or operation of this Plan.

(b) Withholding. All payments and benefits under the Plan will be subject to all applicable deductions and withholdings, including, without limitation, obligations to withhold for federal, state, provincial, foreign and local income and employment taxes.

(c) Tax Advice. By becoming a Participant in the Plan, the Participant agrees to review with the Participant’s own tax advisors the federal, state, provincial, local and foreign tax consequences of participation in the Plan. The Participant will rely solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) will be responsible for the Participant’s own tax liability that may arise as a result of becoming a Participant in the Plan.

7. Reemployment. In the event of a Participant’s reemployment by the Company during the period of time in respect of which severance benefits have been provided, the Company, in its sole and absolute discretion, may require such Participant to repay to the Company all or a portion of such severance benefits as a condition of reemployment.

8. Clawback; Recovery. All payments and severance benefits provided under the Plan will be subject to recoupment in accordance with any clawback policy of the Company, including any clawback policy that the Company has adopted or is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. By participating in this Plan, Participants consent to be bound by the terms of any such clawback policy (if applicable) and agree to provide any and all assistance necessary to the Company in its efforts to recover or recoup any payments or severance benefits provided under the Plan or any other compensatory amounts subject to recoupment. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason,” Constructive Termination or any similar term under any plan of or agreement with the Company.

9. Right to Interpret Plan; Amendment or Termination.

(a) Exclusive Discretion. The Plan Administrator will have the exclusive discretion and authority to establish rules, forms and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, without limitation, the eligibility to participate in the Plan, the amount of benefits paid under the Plan and any adjustments that need to be made in accordance with the laws applicable to a Participant. The rules, interpretations, computations and other actions of the Plan Administrator will be binding and conclusive on all persons.

(b) Amendment or Termination. The Company reserves the right to amend or terminate the Plan, any Participation Notice issued pursuant to the Plan or the benefits provided hereunder at any time; provided, however, that if such amendment or termination will apply to any Participant who would be adversely affected by such amendment or termination the Company must provide twelve (12) months’ prior written notice of such amendment or termination unless such Participant consents in writing; provided, further, that no such adverse amendment or termination of the Plan will be adopted or become effective for any Participant during the 24 month period following a Change in Control unless such Participant consents in writing. Any action amending or terminating the Plan or any Participation Notice will be in writing and executed by a duly authorized officer of the Company.

10. No Implied Employment Contract. The Plan will not be deemed (a) to give any employee or other person any right to be retained in the employ of the Company, or (b) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.

11. Legal Construction. The Plan will be governed by and construed under the laws of the State of Illinois (without regard to principles of conflict of laws), except to the extent preempted by ERISA.

12. Claims, Inquiries and Appeals.

(a) Applications For Benefits And Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or the applicant’s authorized representative). The Plan Administrator is set forth in Section 14(e).

(b) Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(i) the specific reason or reasons for the denial;

(ii) references to the specific Plan provisions upon which the denial is based;

(iii) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(iv) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 12(d).

The notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

The notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c) Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied. A request for a review will be in writing and will be addressed to:

Stepan Company

Attention: Human Capital and Compensation Committee

1101 Skokie Boulevard, Suite 500,

Northbrook, Illinois 60062

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or the applicant’s representative) will have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to the applicant’s claim. The applicant (or the applicant’s representative) will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the applicant’s claim. The review will take into account all comments, documents, records and other information submitted by the applicant (or the applicant’s representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits, in whole or in part, the notice will set forth, in a manner designed to be understood by the applicant, the following:

(i) the specific reason or reasons for the denial;

(ii) references to the specific Plan provisions upon which the denial is based;

(iii) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the applicant’s claim; and

(iv) a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(e) Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f) Exhaustion Of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 12(a), (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 12(c), and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an applicant’s claim or appeal within the relevant time limits specified in this Section 12, the applicant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

13. Basis of Payments to and from the Plan. All benefits under the Plan will be paid by the Company. The Plan will be unfunded, and benefits hereunder will be paid only from the general assets of the Company.

14. Other Plan Information.

(a) Plan Sponsor. The Company is the “Plan Sponsor,” as that term is used in ERISA.

Stepan Company

Attention: Chief Human Resources Officer

1101 Skokie Boulevard, Suite 500,

Northbrook, Illinois 60062

(b) Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Plan Sponsor by the Internal Revenue Service is 36-1823834. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is   .

(c) Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.

(d) Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:

Stepan Company

Attention: General Counsel

1101 Skokie Boulevard, Suite 500,

Northbrook, Illinois 60062

Service of legal process may also be made upon the Plan Administrator.

(e) Plan Administrator. The Plan Administrator of the Plan is:

Stepan Company

Attention: Human Capital and Compensation Committee

1101 Skokie Boulevard, Suite 500,

Northbrook, Illinois 60062

The Plan Sponsor’s and Plan Administrator’s telephone number is 847-446-7500. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

15. Statement of ERISA Rights.

Participants in the Plan (which is a welfare benefit plan sponsored by Stepan Company) are entitled to certain rights and protections under ERISA. If you are a Participant, you are considered a participant in the Plan for the purposes of this Section 15 and, under ERISA, you are entitled to:

Receive Information About Your Plan and Benefits

(a) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

(b) Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Plan Administrator may make a reasonable charge for the copies; and

(c) Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

16. General Provisions.

(a) Plan Document Controls. In the event of any inconsistency between this Plan document and any other communication regarding this Plan, this Plan document controls.

(b) Notices. Any notice, demand or request required or permitted to be given by either the Company or a Participant pursuant to the terms of the Plan will be in writing and will be deemed given when delivered personally, when received electronically (including email addressed to the Participant’s Company email account and to the Company email account of the Company’s Chair of the Compensation Committee), or deposited in the U.S. Mail, First Class with postage prepaid, and addressed to the parties, in the case of the Company, at the address set forth in Section 14(a), in the case of a Participant, at the address as set forth in the Company’s employment file maintained for the Participant as previously furnished by the Participant or such other address as a party may request by notifying the other in writing.

(c) Transfer and Assignment. The rights and obligations of a Participant under the Plan may not be transferred or assigned without the prior written consent of the Company. The Plan will be binding upon any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder. Notwithstanding the foregoing, on a Participant’s death, any vested amounts owed to such Participant will be paid to the Participant’s estate.

(d) Waiver. Any party’s failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan. The rights granted to the parties herein are cumulative and will not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances.

(e) Severability. Should any provision of the Plan be declared or determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired.

(f) Section Headings. Section headings in the Plan are included only for convenience of reference and will not be considered part of the Plan for any other purpose.

Exhibit A

STEPAN COMPANY

Key Executive Severance Benefit Plan

Participation Notice

To: ________________________

Date: _______________________

Stepan Company (the “Company”) has adopted the Stepan Company Key Executive Severance Benefit Plan (the “Plan”). The Company is providing you this Participation Notice to inform you that you have been designated as a Participant in the Plan. A copy of the Plan document is attached to this Participation Notice. The terms and conditions of your participation in the Plan are as set forth in the Plan and this Participation Notice, which together constitute the Summary Plan Description for the Plan.

Participation in the Plan. You are hereby designated as a Tier [  ] Participant in the Plan.

Restrictive Covenants. In connection with your participation in the Plan, you agree to the following restrictive covenants:

Acknowledgments. You acknowledge and agree that in the performance of your duties to the Company, you will be brought into frequent contact with existing and potential customers of the Company throughout the world. You also agree that trade secrets and confidential information of the Company, more fully described below, gained you during your association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. You further understand and agree that the foregoing makes it necessary for the protection of the Company’s business that you not compete with the Company during the period of your employment with the Company and not compete with the Company for a reasonable period thereafter, as further provided below.

Covenants During Employment. While employed by the Company, you will not compete with the Company anywhere in the world. In accordance with this restriction, but without limiting its terms, while employed by the Company, you will not (directly or indirectly):

(a)	enter into or engage in any business which competes with the Company’s Business;

(b)	solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the Company’s Business;

(c)	divert, entice or otherwise take away any customers, business, patronage or orders of the Company or attempt to do so; or

(d)	promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business.

Covenants Following Termination. For a period of one (1) year following any termination of your employment other than as a result of a Change in Control Termination, you will not (directly or indirectly):

(a)	enter into or engage in any business which competes with the Company’s Business within the Restricted Territory;

(b)

solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business, wherever located, that competes with, the Company’s Business within the Restricted Territory;

(c)	divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the Restricted Territory, or attempt to do so; or

(d)

promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business within the Restricted Territory.

Definitions.

For purposes of this Participation Notice, the “Company’s Business” means (a) the business of manufacturing specialty and intermediate chemicals, including, without limitation, surfactants and polymers, for sale to other manufacturers and use in a variety of end products, including, without limitation: personal care products and detergents; commercial and industrial applications such as emulsifiers for agricultural products, emulsion polymers, wetting and foaming agents for wallboard manufacturing, and surfactants for enhanced oil recovery; the manufacture of rigid foam for thermal insulation in the construction industry, coatings, adhesives, sealants and elastomers (CASE) applications in the construction and appliance industries, and components of automotive, boating and other consumer products; and chemicals used in food, flavoring, nutritional supplement and pharmaceutical applications, and (b) any other business that the Company conducts as evidenced on the Company’s website or marketing materials of the Company.

For purposes of this Participation Notice, the “Restricted Territory” shall mean: (i) the geographic area(s) within a fifty (50)-mile radius of any and all Company locations in, to, or for which you worked, or to which you were assigned or had any responsibility (either direct or supervisory) at the time of your termination of employment and at any time during the two (2)-year period prior to such termination, (ii) the United States, and (iii) all of the specific customer accounts, whether within or outside of the geographic areas described in (i) and (ii) above, with which you had any contact or for which you had any responsibility (either direct or supervisory) at the time of termination of your employment and at any time during the two (2)-year period prior to such termination.

For the purposes of the restrictive covenants contained in this Participation Notice, the term “Company” shall include any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Company for which you worked, had responsibility, or had access to confidential information at the time of termination of your employment and at any time during the two (2)-year period prior to such termination.

Extension of Restricted Period. If it shall be judicially determined that you have violated any of your obligations under this Participation Notice, then the period applicable to each obligation you shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

Non-Solicitation. You will not directly or indirectly at any time during the period of your employment or for one (1) year thereafter, attempt to disrupt, damage, impair or interfere with the Company’s business by raiding any of the Company’s employees or soliciting any of them to resign from their employment by the Company, or by disrupting the relationship between the Company and any of its consultants, agents, representatives or vendors. You acknowledge that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business.

Confidentiality. You will keep in strict confidence, and will not, directly or indirectly, at any time, during or after your employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing your duties of employment, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, without limitation as to when or how you may have acquired such information. Such confidential information is material that is not generally available to the public and shall include, without limitation, the Company’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, employee evaluations and employee performance information, customer and prospective customer lists, other customer and prospective customer information and other business information. You specifically acknowledge that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in your mind or memory and whether compiled by the Company and/or you, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by you during your employment with the Company (except in the course of performing your duties and obligations to the Company) or after the termination of your employment shall constitute a misappropriation of the Company’s trade secrets. Your obligations in this Section 1(i)(i) with regard to (A) trade secrets will continue for so long as such information remains trade secrets under applicable law and (B) the Company’s confidential information will continue for ten (10) years following your termination of employment from the Company. Nothing in this Agreement prevents you from providing, without prior notice to the Company, information to governmental or administrative authorities regarding possible violations of law or otherwise testifying or participating in any investigation or proceeding by any governmental or administrative authorities regarding possible violations of law.

Return of Property. You agree that upon termination of your employment with the Company, for any reason, you shall return to the Company, in good condition, all property of the Company, including, without limitation, any laptop, cell phone, keys or keycards, work papers, reports, drawings, photographs, negatives, prototypes, and the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of confidential information, whether in hard copy or generated and maintained on any form of electronic media. In the event that such items are not so returned, the Company will have the right to charge you for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

DTSA. The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

Assignment of Inventions. You agree that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that: (A) relates to the business of the Company, or (B) relates to the Company’s actual or demonstrably anticipated research or development, or (C) results from any work performed by you for the Company, you do hereby assign to the Company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design. You have no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that you conceive and/or develop entirely on your own time without using the Company’s equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design: (x) relates to the business of the Company, or (y) relates to the Company’s actual or demonstrably anticipated research or development, or (z) results from any work performed by you for the Company. You agree that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Company or relates to the Company’s actual or demonstrably anticipated research or development which is conceived or suggested by you, either solely or jointly with others, within one (1) year following termination of your employment with the Company shall be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s equipment, supplies, facilities, and/or trade secrets. In order to determine the rights of you and the Company in any idea, discovery, invention, improvement, software, writing or other material or design, and to insure the protection of the same, you agree that during your employment, and for one (1) year after termination of your employment with the Company, you will disclose immediately and fully to the Company any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by you solely or jointly with others. The Company agrees to keep any such disclosures confidential. You also agree to record descriptions of all work in the manner directed by the Company and agrees that all such records and copies, samples and experimental materials will be the exclusive property of the Company. You agree that at the request of and without charge to the Company, but at the Company’s expense, you will execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company and will assign to the Company any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that you will do whatever may be necessary or desirable to enable the Company to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon. In the event the Company is unable, after reasonable effort, and in any event after ten (10) business days, to secure your signature on a written assignment to the Company of any application for letters patent or to any common-law or statutory copyright or other property right therein, whether because of your physical or mental incapacity or for any other reason whatsoever, you irrevocably designate and appoint the Corporate Secretary of the Company as your attorney-in-fact to act on your behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark. You acknowledge that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including, without limitation, any and all such items generated and maintained on any form of electronic media, generated by you during your employment with the Company shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company.

Communication of Contents of this Participation Notice. While employed by the Company and for one (1) year thereafter, you will communicate the contents of this Participation Notice to any person, firm, association, partnership, corporation or other entity that you intend to be employed by, associated with, or represent.

Consultation with Advisors. The Company hereby advises you to consult with an attorney prior to entering into this Participation Notice. By executing this Participation Notice, you acknowledge that you have been advised to consult with an attorney and that you have received at least 14 calendar days to review this Participation Notice. By accepting participation in the Plan, you also acknowledge that you have either consulted your personal tax or financial planning advisor about the tax consequences of your participation in the Plan, or you have knowingly declined to do so.

You acknowledge that the restrictive covenants contained in this Participation Notice are in addition to, and do not supersede, limit or in any other way affect, any other restrictive covenants by which you may be bound pursuant to another agreement with the Company or otherwise.

Execution and Delivery. Please return to the Company’s Chief Human Resources Officer a copy of this Participation Notice signed by you. Please retain a copy of this Participation Notice, along with the Plan document, for your records.

(Signature)

(Date)